FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES CORRECTION TO PRESS RELEASE

FORT WORTH, Texas (March 22, 2007) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced a correction to its press release issued March 20, 2007, reporting fourth quarter and year 2006 earnings results. Return on average equity after adjustment to exclude the impact of a non-cash interest expense charge was 12.9% for the year ended December 31, 2006, rather than the 17.2% previously reported.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property and casualty insurance products to businesses and individuals. The Company's business involves marketing, distributing, underwriting and servicing commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana, Louisiana, Oklahoma, Arkansas and Washington; marketing, distributing, underwriting and servicing non- standard personal automobile insurance in Texas, New Mexico, Arizona, Oklahoma, Arkansas, Idaho, Oregon and Washington; marketing, distributing, underwriting and servicing general aviation insurance in 47 states; and providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is presently listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com